                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-100836


PROSPECTUS

                                 370,155 Shares

                         WEATHERFORD INTERNATIONAL LTD.

                                  Common Shares

                                   ----------

         The selling shareholders of Weatherford International Ltd. listed on page 4 may offer and resell up to 370,155 of our common shares under this prospectus. We will not receive any of the proceeds from sales of shares by the selling shareholders.

         Our common shares are traded on the New York Stock Exchange under the symbol "WFT". On November 6, 2002, the last reported sales price for our common shares on the New York Stock Exchange was $43.10 per share.

         The selling shareholders may sell these shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling shareholders will be responsible for their legal fees and for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is November 7, 2002.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING SHAREHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL LTD. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE. WHEN WE REFER TO WEATHERFORD DELAWARE, WE ARE REFERRING TO WEATHERFORD INTERNATIONAL, INC., OUR PREDECESSOR COMPANY AND OUR WHOLLY OWNED, INDIRECT SUBSIDIARY.


                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................................................................2

SELLING SHAREHOLDERS........................................................................................................4

PLAN OF DISTRIBUTION........................................................................................................5

LEGAL MATTERS...............................................................................................................5

EXPERTS.....................................................................................................................5

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the exchange on which our common shares are listed.

         We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common shares being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

         The following documents that we have filed with the SEC (File No.1-31339 for Weatherford and File No. 1-13086 for Weatherford Delaware) are incorporated by reference into this prospectus:

         o Weatherford Delaware's Annual Report on Form 10-K for the year ended December 31, 2001;

         o Weatherford Delaware's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2002;

         o Weatherford Delaware's Current Reports on Form 8-K dated January 30, 2002, March 1, 2002, April 5, 2002, and April 23, 2002;

         o Our Current Reports on Form 8-K dated June 26, 2002, July 21, 2002, August 9, 2002, October 8, 2002, and October 24, 2002;
                  and

         o The description of our common shares contained in our Registration Statement on Form S-4, filed with the SEC on April 5, 2002, as amended by Pre-Effective Amendment No. 1 filed with the SEC on May 22, 2002 (Registration No. 333-85644), including any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at First Floor, Trident House, Lower Broad Street, Bridgetown, Barbados, Attention:
Secretary (telephone number: (246) 427-3174) or c/o Weatherford International, Inc., 515 Post Oak Blvd., Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.

                              SELLING SHAREHOLDERS

         This prospectus is part of a registration statement that we filed pursuant to registration rights granted to the selling shareholders under an agreement we entered into in connection with our acquisition of the assets of Clearwater, Inc. and related companies.

         The selling shareholders may assign their registration rights in connection with sales or transfers of their shares to any shareholder of CWI International, Inc., the parent company of Clearwater, Inc., who receives such shares in a distribution permitted under the Securities Act of 1933, to certain key employees of Clearwater and to the estate of a former employee. These transferees will be included in a prospectus supplement if they wish to use this prospectus to re-offer the shares.

         Pursuant to the terms of the acquisition agreement, we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The agreement also provides that we will indemnify the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments the selling shareholders may be required to make in respect thereof. The selling shareholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses for any shares that are registered and that they sell. We expect to withdraw registration of any unsold shares on or shortly after October 23, 2003.

         The following table sets forth the beneficial ownership of common shares by the selling shareholders as of November 7, 2002, all of which may be sold pursuant to this prospectus:

                                                              NUMBER OF       PERCENTAGE OF
                         NAME OF                               SHARES          OUTSTANDING
                   SELLING SHAREHOLDER                        OWNED (1)          SHARES
                   -------------------                        ---------       -------------

CWI International, Inc. (2)..............................       370,155               *

----------

*        Less than 1%.

(1) Because the selling shareholders may offer all or a portion of the shares pursuant to this prospectus, we cannot estimate as to the number of our common shares that the selling shareholders will hold upon termination of any sales.

(2) Includes 125,000 shares held in escrow to secure certain indemnification obligations to us under the acquisition agreement.

                              PLAN OF DISTRIBUTION

         The selling shareholders have advised us that they may sell the shares on the New York Stock Exchange or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o        privately negotiated transactions.

         Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in sales of shares. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any proceeds or commissions received by them or any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         When any of the selling shareholders notifies us of a particular offering of common shares under this prospectus, we will file a prospectus supplement, if required by the Securities Act of 1933, setting forth:

         o the number of shares being offered and the terms of the offering, including the purchase price;

         o the name of each of the participating broker-dealers or agents;

         o the purchase price paid for the shares purchased from the selling shareholders; and

         o any items constituting compensation from the selling shareholders.

         We will not receive any of the proceeds from the sale of the shares offered by this prospectus.

                                  LEGAL MATTERS

         Certain Bermuda legal matters in connection with the securities will be passed upon for us by our Bermuda counsel, Conyers Dill & Pearman. An employee of the firm's affiliated company, Codan Services Limited, is one of our assistant secretaries.

                                     EXPERTS

         The consolidated financial statements and schedule of Weatherford International, Inc. at December 31, 2001, and for the year then ended appearing in Weatherford International Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements as of December 31, 1999 and 2000 and for the two years ended December 31, 2000 appearing in Weatherford Delaware's Annual Report on Form 10-K incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.




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